   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1999
                       REGISTRATION NO. 333-_____________
===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           REPUBLIC BANCSHARES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

               Florida                                         59-3347653
  ---------------------------------                       -------------------
    (State or Other Jurisdiction                           (I.R.S. Employer
  of Incorporation or Organization)                       Identification No.)

                            111 Second Avenue, N.E.,
                                   Suite 300
                         St. Petersburg, Florida 33701
                                 (727) 823-7300
        ----------------------------------------------------------------
              (Address, Including Zip Code, and Telephone Number,
        Including Area Code of Registrant's Principal Executive Offices)

                           - - - - - - - - - - - - -

                          Christopher M. Hunter, Esq.
                    General Counsel and Corporate Secretary
                           Republic Bancshares, Inc.
                            111 Second Avenue, N.E.,
                                   Suite 300
                         St. Petersburg, Florida 33701
                                 (727) 823-7300
           ---------------------------------------------------------
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                          - - - - - - - - - - - - - -

                  Please send copies of all communications to:
                             John A. Buchman, Esq.
                              Holland & Knight LLP
                         2100 Pennsylvania Avenue, N.W.
                                   Suite 400
                          Washington, D.C. 20037-3202
                                (202) 955-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


                                         Proposed Maximum    Proposed Maximum
Title of Each               Amount          Aggregate            Aggregate         Amount of
Class of Securities         To Be             Price              Offering        Registration
To Be Registered          Registered         Per Unit             Price              Fee
7% Convertible            $15,000,000          100%            $15,000,000         $4,170.00
Debentures due 2014

Common Stock, par      833,334 shares          n/a                 n/a                n/a
value $2.00
per share

Common Stock, par      208,848 shares      $14.875(1)          $ 3,106,614(1)      $  864.00
value $2.00
per share

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low reported sales prices of Republic Bancshares' common stock as quoted on the Nasdaq National Market on November 12, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
Prospectus Summary..................................................................      1

Forward-Looking Statements..........................................................      2

Risk Factors........................................................................      3

Use of Proceeds.....................................................................     10

Business of Republic and the Bank...................................................     10

Description of the Debentures.......................................................     11

Selling Shareholders................................................................     20

Plan of Distribution................................................................     22

Legal Matters.......................................................................     24

Experts.............................................................................     25

Where You Can Find More Information.................................................     25

Incorporation by Reference..........................................................     26

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER __, 1999

PROSPECTUS

                           REPUBLIC BANCSHARES, INC.

                                 $15,000,000 OF
                7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2014

                                      AND

                                1,042,182 SHARES
                                  COMMON STOCK
                     --------------------------------------

        This is a public offering of 7% Convertible Subordinated Debentures due October 1, 2014, issued by us to certain institutional investors (the "Selling Debentureholders") on September 23, 1999. The debentures may be converted into a maximum of 833,334 shares of our common stock (the "Conversion Shares"). In addition, two investment banking firms (the "Selling Stockholders") are publicly offering for sale 208,848 shares of our common stock acquired by them in our May 1998 public offering of common stock. In total, this prospectus relates to the registration of $15,000,000 worth of debentures and 1,042,182 shares of common stock. The Selling Debentureholders and the Selling Stockholders, whom we refer to collectively in this prospectus as the "Selling Shareholders," are identified on page 20.

        The Selling Debentureholders, who may become holders of the Conversion Shares, and the Selling Stockholders may sell the debentures and common stock (the "Securities") from time to time as described in the "Plan of Distribution" section, which begins on page 22. We will not receive any of the proceeds from the sale of the debentures by the Selling Debentureholders or the sale of the common stock offered by any holders of the Conversion Shares or the Selling Stockholders.

        The sales price for the debentures and the common stock may vary from transaction to transaction.

        Our common stock is traded on the Nasdaq National Market under the symbol "REPB." On November 12, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $14.875.

                    --------------------------------------

        THIS INVESTMENT INVOLVES RISK. THUS, BEFORE MAKING AN INVESTMENT IN OUR SECURITIES, YOU SHOULD READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING AT PAGE 3.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SECURITIES ARE NOT BANK ACCOUNTS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER STATE OR FEDERAL AGENCY.

                    --------------------------------------

               The date of this prospectus is November __, 1999.

                               PROSPECTUS SUMMARY

        This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.

                                  THE COMPANY

        Republic Bancshares, Inc. is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. We conduct business activities through our principal subsidiary, Republic Bank, a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. As of October 31, 1999, there were 10,533,919 shares of our common stock outstanding held by approximately 1,092 holders of record, not including shares held in street name.

                                  THE OFFERING

        This prospectus relates to debentures and common stock that may be publicly offered by two different groups of holders. Most recently, on September 23, 1999, we issued $15,000,000 of our 7% Convertible Subordinated Debentures due on October 1, 2014 to the Selling Debentureholders in a private placement offering. Among other provisions, the debentures include a feature that permits the holders to convert the debentures into shares of common stock at a conversion price of $18.00 per share. At the conversion price, each $1,000 of outstanding principal of the debentures may be converted into 55.55556 shares of common stock. The Indenture, dated as of September 17, 1999, under which the debentures were issued, requires us to register the debentures and the Conversion Shares with the Securities and Exchange Commission. This registration must be completed upon the earlier of any other registration by us of our securities or December 31, 2000.

        The two Selling Stockholders acquired 85,798 and 123,050 shares of common stock, respectively, from us in our May 1998 public offering of common stock. In order to enable the Selling Stockholders to publicly sell their shares of common stock, we have agreed to register these shares. Our agreement to register the Selling Stockholders' shares triggers our obligation under the Indenture to register the debentures and the Conversion Shares.

        We will not receive any of the proceeds from the sale of the debentures, the Conversion Shares or the shares of common stock being offered by the Selling Shareholders.

        We have prepared this prospectus and registered the debentures, the Conversion Shares and the common stock being offered by the Selling Shareholders. A Selling Debentureholder may sell or otherwise transfer the debentures from time to time pursuant to this prospectus without any sales limitations or other restrictions. Further, if a debenture holder converts its debentures into Conversion Shares, it may then sell the common stock under this prospectus. Finally, the Selling Stockholders may offer pursuant to this prospectus the shares of common stock that they acquired in May 1998. We intend to use our best efforts to keep the registration effective through September 22, 2000 so that during this period the Selling Shareholders may sell their Securities at such time(s) and in such amount(s) as they desire.

                           FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus contains forward-looking statements that involve risks and unknown factors. Forward-looking statements are contained in this section and in other sections of this prospectus (including documents incorporated by reference; see "Incorporation by Reference"). You can identify these statements by forward-looking language such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they:

        o discuss our future expectations;

        o contain projections of our future results of operations or of our financial condition; or

        o state other "forward-looking" information.

        We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The "Risk Factors" section of this prospectus, as well as any cautionary language in this prospectus, provides examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in either the debentures or the common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition. Such adverse effects could also adversely affect our ability to pay interest on our debentures, as well as the liquidity and market price of our debentures and common stock, and, therefore, your investment.

                                  RISK FACTORS

        An investment in our debentures or common stock involves risk. Before you make a decision to invest in the debentures or common stock in this offering, you should consider carefully the risk factors outlined below. In addition to the following factors, you should consider the other information contained in this prospectus and the information that we refer you to.

        OUR DEBENTURES AND OUR COMMON STOCK ARE NOT FDIC-INSURED BANK DEPOSITS.

        Shares of our debentures and common stock are not deposits, savings accounts or other obligations of the Bank and are not guaranteed by us or any other entity. They will not be insured by the FDIC or any other governmental agency and may not be used as collateral to secure a loan from us or any of our affiliates. The Securities are also subject to investment risks, including possible loss of the principal amount invested.

        OUR ABILITY TO PAY INTEREST ON THE DEBENTURES WILL BE LIMITED BY OUR BANK'S ABILITY TO PROVIDE US WITH THE NECESSARY FUNDS.

        We are a bank holding company, and substantially all of our assets are held by our Bank. Our ability to make payments on the debentures depends primarily on the results of operations of our Bank and its ability to provide funds to us. Our Bank is a separate and distinct legal entity and has no obligation to pay any amounts due under the debentures or to make funds available, whether by dividend, loan or otherwise, for such purpose. In addition, there are various legal limitations on the extent to which our Bank may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries.

        THE DEBENTURES WILL BE SUBORDINATED TO ALL OF OUR EXISTING SENIOR INDEBTEDNESS AND MAY BE SUBORDINATE TO FUTURE SENIOR INDEBTEDNESS.

        The debentures rank behind all of our existing indebtedness and all of our future borrowings, except $2,750,000 of junior term debt issued to our directors and any future trade payables or other indebtedness that expressly provide that they rank equal with, or are subordinated in right of payment to, the debentures. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the debentures. Because we are a holding company, the creditors of our subsidiaries also will have priority over us and you in any distribution of the subsidiaries' assets in a bankruptcy, liquidation, reorganization, or dissolution, except to the extent that we are recognized as a creditor of our subsidiaries. The debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the debentures.

        In addition, all interest and principal payments on the debentures will be blocked in the event of a payment default on senior debt that causes such debt to become due and payable immediately until the default has been cured or waived and may be blocked in the event of certain non-payment defaults on senior debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the debentures will participate with all other holders of our subordinated indebtedness in the assets remaining after we have paid all of the senior debt. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of the debentures may receive less, ratably, than the holders of senior debt. Immediately following their issuance in September 1999, the debentures were subordinated to approximately $38.75 million of senior debt. We are permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the Indenture.

        THE DEBENTURES ARE ILLIQUID SECURITIES FOR WHICH NO ACTIVE TRADING MARKET EXISTS.

        When issued in September 1999, the debentures were a new series of securities with no established trading market and limited liquidity. Even following the registration of the debentures, it is unlikely that an active market for the debentures will develop or, if developed, be maintained. The debentures should not be considered liquid investments. If the Selling Debentureholders or purchasers of the debentures from the Selling Debentureholders do not elect to convert the debentures into common stock, they should be prepared to hold the debentures until maturity. The debentures are not traded on any stock exchange and there is no independent public market for the debentures. At present, we do not anticipate applying for a listing for such public trading.

        WE MAY CONTINUE TO EXPERIENCE SIGNIFICANT LOSSES FROM OUR PRIOR MORTGAGE BANKING ACTIVITIES.

        We incurred a loss of $12.4 million in 1998 resulting primarily from a $15.0 million loss from our mortgage banking activities, a restructuring charge of $6.7 million, and additional charges for legal and other costs of $818,000 that we recorded at the end of 1998.

        As part of our mortgage banking activities in 1997 and 1998, we originated high loan-to-value mortgage loans ("High LTV loans") where the amount of the loan could equal or exceed the appraised value of the property securing the loan. We sold many of these High LTV loans to entities that packaged them in larger pools of mortgage loans and, in turn, sold off interests in those pools to institutional investors. In connection with several of these transactions, we purchased certain residual interests in these pools, as well as a subordinate tranche interest in one such pool. As of September 30, 1999, we retained on our books approximately $24.6 million of these residual interests, a subordinate tranche of $10.9 million, and approximately $101.6 million of High LTV loans. We value the residual interests based on our assumptions as to prepayment rates, delinquency rates, default rates and credit losses on the loans in the pools. If our assumptions turn out to be too low, we will need to write down the value of these interests. Similarly, if our loan loss allowances for the High LTV loans are not sufficient to cover credit losses on the loans, we will need to take additional charges to our earnings.

        In the event that we incur a substantial amount of additional expenses or charges relating to our mortgage banking activities or assets, our financial condition could deteriorate, causing a reduction in the price of our common stock and potentially making it very difficult, if not impossible, for us to continue to pay interest on the debentures.

        OUR NEW BRANCH OFFICES MAY NOT BECOME PROFITABLE AS SOON AS WE EXPECT THEM TO BE.

        During the past year we have opened 24 additional branches throughout Florida. A large portion of these offices are located in communities where the Bank has not previously operated. Currently, operating expenses at most of these new branches exceed revenues given their relatively small deposit bases. We project that most if not all of the new branches will become profitable within the next several years. However, if competition from other banks and thrifts in these new markets is more intense than we expect, or if we are unable to attract as many new customers as we anticipate, it may take a much longer period of time, if ever, for our additional branches to become profitable.

        OUR EXISTING LOAN LOSS ALLOWANCES MAY NOT BE ADEQUATE TO FULLY COVER LOSSES ON LOANS THAT WE HAVE MADE AND RETAIN ON OUR BOOKS.

        Making any loan involves risks, including risks resulting from or associated with changes in economic and industry conditions, associated with the creditworthiness of individual borrowers, and resulting from uncertainties as to the future value of collateral. Commercial loans do not comprise the bulk of our loans in our core markets. We will need to increase our commercial lending in order to meet our strategic goals. We expect to focus our commercial lending on loans to small- and medium-sized businesses, which may result in a large concentration of loans to such businesses. Our management will try to minimize our credit exposure by carefully monitoring the concentration of loans within specific industries and by using prudent loan approval procedures. However, such monitoring and procedures may not reduce lending risks. Additionally, as we expand into new geographic markets, our credit administration and loan underwriting policies will have to adapt to the local lending and economic environments. We cannot be certain that our credit administration personnel, policies and procedures can adequately adapt to the new geographic markets.

        We establish our allowance for loan losses after considering a wide variety of factors. We will maintain the allowance at a level that management considers adequate to cover inherent loan losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates. Such changes may be beyond our control and losses may exceed current estimates. Although we believe that our allowances for loan losses are adequate to absorb losses on any existing loan that may become uncollectible, we cannot be certain that the allowances will be enough to cover actual loan losses in the future. If we do not adapt our credit policies and procedures to changes in the market on an adequate and timely basis, or provide sufficient oversight to our lending activities, then non-performing assets could increase. An increase in non-performing assets could cause operating losses, impair liquidity and erode capital, and could materially adversely affect our business, future prospects, financial condition or results of operations.

        UNPREDICTABLE ECONOMIC CONDITIONS IN FLORIDA AND ELSEWHERE MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

        Economic and political conditions, both domestic and international, and governmental monetary policies affect commercial banks and other financial institutions. Conditions such as inflation, recession, unemployment, volatile interest rates, restricted money supply, scarce natural resources, international disorders and other factors beyond our control may adversely affect our profitability. General economic conditions in Florida, and especially in those parts of the state where our operations are located, will also significantly determine our future success. A prolonged economic dislocation or recession, whether in Florida generally or in any or all of our markets, could cause our non-performing assets to increase, which could cause operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters such as hurricanes, floods or tornadoes, or a prolonged downturn in the various industries upon which the economies of Florida and/or our particular markets depend. Future adverse changes in the Florida economy or our local markets could materially adversely affect our business, future prospects, financial condition or results of operations.

        MOST OF OUR REAL ESTATE LOANS ARE SECURED BY COMMERCIAL AND RESIDENTIAL PROPERTY LOCATED IN FLORIDA.

        On September 30, 1999, our real estate loans, which include residential mortgages and construction and commercial loans secured by real estate, comprised 82.1% of our total loan portfolio, net of deferred loan fees. We presently generate substantially all of our real estate mortgage loans in Florida. Therefore, conditions of the Florida real estate market could strongly influence the level of our non-performing mortgage loans and our results of operations and financial condition. Changes in general or local economic conditions, changes in government rules or policies, and the availability of loans to potential purchasers, among other things, affect real estate values and the demand for mortgages and construction loans. In addition, Florida is vulnerable to certain natural disaster risks, such as floods, hurricanes and tornadoes, which borrowers' standard hazard insurance policies typically do not cover. Uninsured disasters may prevent borrowers from repaying the loans we have made. The existence of adverse economic conditions, declines in real estate values or the occurrence of natural disasters in Florida could materially adversely affect our business, future prospects, financial condition or results of operations. In addition, loans secured by real estate subject us to risks associated with environmental regulation.

        CHANGES IN INTEREST RATES COULD REDUCE OUR FUTURE EARNINGS.

        Our results of operations are directly affected by levels of, and fluctuations in, interest rates. Changes in interest rates could reduce our net interest income, result in higher loan losses, and reduce loan originations and corresponding loan servicing income. A substantial and/or sustained increase in interest rates could prevent us from originating or selling loans with returns consistent with past practices. It could also prevent borrowers with lower incomes or having variable rate loans from meeting scheduled debt service requirements. A rapid increase or decrease in interest rates could materially adversely affect our net interest margin, future prospects, financial condition or results of operations because of imbalances in the maturities of our assets and liabilities and the mix of our adjustable and fixed rate loans. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various government and regulatory authorities. Changes to the discount rate by the Federal Reserve Board usually lead to corresponding interest rate changes, which affect our interest income, interest expense and the value of our investment portfolio. Also, governmental policies, such as the creation of a tax deduction for individual retirement accounts, can alter the rate of savings and affect the costs of funds. The nature, timing and effect on us and our results of operations of any future changes in federal monetary and fiscal policies are not predictable. Such changes could materially adversely affect our business, future prospects, financial condition or results of operation.

        WE AND/OR OUR SIGNIFICANT CUSTOMERS MAY NOT BE YEAR 2000 COMPLIANT.

        Many companies, including financial institutions like the Bank, face potentially serious issues associated with the inability of existing data processing hardware and software to appropriately recognize calendar dates beginning in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered may read entries for the year 2000 as the year 1900 and erroneously compute payments, interest charges or delinquencies accordingly. Year 2000 issues relate to our computer hardware and software systems and other devices employing computer chips as well as those of our third party vendors. We believe that our vendors have already identified and corrected the software applications and hardware devices that we expect this issue to impact. We also believe that our vendors have substantially completed all of the necessary computer system and application changes to make our systems year 2000 compliant. However, it is possible that all necessary modifications will not have been identified and corrected, and that unforeseen difficulties or costs may arise. In addition, we cannot assure that the changes made to our systems, or the systems of the companies that we rely on, will prevent future year 2000-related problems from arising. Also, the failure of another company to properly modify its systems may negatively impact our systems or operations.

        Year 2000 issues also may negatively affect the businesses of some of our customers. Any financial difficulties incurred by our commercial customers in solving year 2000 issues could negatively affect their ability to repay loans that we extended. The failure or delay of our customers or other third parties in addressing the Year 2000 issue could materially adversely affect our business, future prospects, financial condition, or results of operations. In addition, public overreaction to Year 2000 issues also could adversely affect us.

        TECHNOLOGICAL ADVANCES MAY AFFECT OUR FUTURE PROFITABILITY AND ABILITY TO COMPETE WITH OTHER PROVIDERS OF FINANCIAL SERVICES.

        The banking industry is undergoing technological changes with frequent introductions of new technology-driven products and services. Management believes this trend will continue. Our ability to use technology to provide products and services that will satisfy customer demands for convenience, as well as to enhance efficiencies in our operations, may influence our success. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Management believes that keeping pace with




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

technological advances is important, as long as it does not adversely impact our emphasis on personalized services. While we seek to improve our capacity to use technological innovations, our strategy is based on the belief that customer demand for personal contact and strategically placed branch offices will continue for the foreseeable future. Thus, we will continue to operate our recently expanded branch network and to provide customers ready access to qualified personnel at a time when many banks are consolidating their branch networks and automating customer responses. We cannot be certain this strategy will succeed.

        Technological advances of our competitors may result in the loss of customer relationships. The sophistication of our business requires us to use thorough and accurate management information systems. If we fail to effectively implement, maintain, update and use updated management information systems, it could prevent us from recognizing in a timely manner any deterioration in the performance of our business. Many of our competitors have substantially greater resources to invest in technological and infrastructure improvements. We cannot assure that we can implement new technology-driven products and services effectively or that we can market successfully such products and services to our clients. Our failure to acquire, implement or market new technology could materially adversely affect our business, future prospects, financial condition or results of operations.

        OUR FUTURE OPERATIONS COULD BE NEGATIVELY IMPACTED BY NEW OR DIFFERENT GOVERNMENT REGULATIONS.

        As a registered bank holding company, we are subject to the supervision of, and regular examination by, the Federal Reserve Board. Our Bank is a state-chartered commercial bank, which is subject to regulation, supervision and examination by the Florida Department of Banking and Finance and the FDIC. In addition, we are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect our operations and management and our ability to distribute dividends. These regulations protect and benefit depositors and customers rather than our shareholders. We are subject to future legislation and government policy, including new or changed regulations that could materially adversely affect the banking industry as a whole, including our operations.

        FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO BE HIGHLY VOLATILE.

        The trading price of our common stock could fluctuate significantly in response to quarterly variations in our actual or anticipated operating results, changes in general market conditions and other factors. In particular, we cannot forecast our quarterly revenues with complete accuracy, and we base our expense levels in part on our ongoing efforts to cut costs and improve the efficiency of our operations. If revenue levels are below expectations, we may not be able to reduce expenses as quickly as we would like, and operating results probably would be adversely affected. Before we fully implement our business objective to reduce costs, period to period comparisons of our results may not be meaningful, and you should not rely on them to predict future performance. In some future quarter, our operating results may be below the expectations of public market analysts and investors, which may materially adversely affect the market price of our common stock.

        WE HAVE NO PLANS TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

        We do not anticipate paying any dividends to holders of our common stock in the foreseeable future. Earnings of the Bank are expected to be retained by the Bank to enhance its capital structure or to be used by us to repay our outstanding borrowings from SunTrust Bank and our directors and our other senior debt. Dividend distributions of state banks are restricted by statute and regulation.

        WE FACE INCREASING COMPETITION FROM OTHER PROVIDERS OF FINANCIAL
SERVICES.

        We compete with other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market and other mutual funds, asset-based non-bank lenders and other financial institutions and financial services providers. Many of these competitors have substantially greater resources and lending limits, have larger branch networks and are able to offer a broader range of products and services than we do. Changes in the law have increased competition among financial institutions. Such changes have enabled out-of-state financial institutions to enter the Florida market. Recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer and telephone-based banking and similar services.

        The United States Congress or the Florida Legislature or the applicable bank regulatory agencies could pass laws or adopt rules that may further increase competition. For example, financial services modernization legislation that was recently enacted will make it possible for commercial banks, securities underwriting firms and insurance companies to affiliate under a common holding company structure. Such financial services conglomerates will be able to offer their customers a much broader array of banking and financial products and services than those currently offered by our Bank. Also, these entities will be able to share customer information among each other without having to notify or obtain a customer's consent. In contrast, the Bank will be required to give its customers the right to prevent the Bank from sharing information about them with other third-party financial services providers, thus placing the Bank at a potential competitive disadvantage as compared to the conglomerates.

        Competition from credit unions for deposits and loans may also increase. Credit unions are not-for-profit cooperative lending organizations that are not subject to certain federal taxes and fees or the Community Reinvestment Act that we are subject to. As a result of their lower operating costs, they may be able to offer slightly higher interest rates on deposit accounts and slightly lower interest rates on consumer loans. In August 1998, Congress passed a law that loosened the membership restrictions that previously required credit unions to serve a limited number of customers who share common employers or professions. The new law may increase credit unions' competitive advantage.

        If we are unable to compete effectively for deposit, loan and other banking and financial products and services with customers in our markets, it will materially adversely affect our business, future prospects, financial condition and results of operations.

        OUR DIRECTORS AND EXECUTIVE OFFICERS WILL BE ABLE TO EXERT A CONTROLLING INFLUENCE OVER THE POLICIES AND MANAGEMENT OF THE COMPANY.

        Our directors and executive officers will continue to be able to exercise control over us. Company insiders, together, will be able to strongly influence the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders. After the Offering, we anticipate that our directors and executive officers will directly or indirectly own at least 4,239,662 shares of common stock, representing 40.2% of the total number of shares anticipated to be outstanding following the Offering.

                                USE OF PROCEEDS

        We will not receive any proceeds from the sale of the debentures or the common stock by the debenture holders, holders of the Conversion Shares or the Selling Stockholders.

                       BUSINESS OF REPUBLIC AND THE BANK

GENERAL

        We are a registered bank holding company whose principal subsidiary is Republic Bank, a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. We are regulated by the Federal Reserve Board, and our Bank is regulated by the Florida Department of Banking and Finance and the FDIC. The Bank's deposits are insured by the FDIC up to applicable limits, and the Bank is a member of the Federal Home Loan Bank of Atlanta. We are now the second largest independent commercial bank holding company headquartered in Florida, based on our September 30, 1999 assets of approximately $2.5 billion.

        The Bank provides a broad range of traditional retail and commercial banking services, emphasizing one-to-four family residential, commercial real estate, construction/land development and business lending. In the fourth quarter of 1998, we significantly reduced the size of our mortgage banking activities. In connection with this reduction, we recorded a restructuring charge of $6.7 million, as well as an additional charge of $818,000 for legal and other costs. As of September 30, 1999, we still owned approximately $102 million in High LTV loans that we had originated in 1998 through our mortgage banking activities, as well as $35.5 million in mortgage-backed and mortgage-related securities that we acquired in connection with these activities.

        Our principal executive offices are located at 111 Second Avenue N.E., Suite 300, St. Petersburg, Florida, 33701, and our telephone number is (727) 823-7300.

RECENT DEVELOPMENTS

        On November 3, 1999, we were served with a complaint filed in Dade County, Florida circuit court by 18 former shareholders of Bankers Savings
Bank, F.S.B., a federal savings bank in Coral Gables, Florida that we acquired on November 4, 1998. The complaint alleges that, prior to acquiring Bankers Savings, we knew but never disclosed to the public or to the Bankers Savings stockholders that we were going to incur a substantial loss in the fourth quarter of 1998 due to operating losses in our Bank's mortgage banking division. The complaint further alleges claims against us based upon breach of contract, fraud and violations of the Florida Statutes governing securities transactions. We believe that the lawsuit is without merit, and we intend to vigorously defend against such suit.

                         DESCRIPTION OF THE DEBENTURES

        The following summary of the terms of the debentures is not complete and is qualified in its entirety by the provisions set forth in the Indenture, including the definitions of certain terms used below. A copy of the Indenture is available to each prospective purchaser from us without charge.

GENERAL

        The debentures are a series of debt securities issued under an Indenture between the Company and U.S. Bank Trust National Association, as trustee. The debentures are not deposits or savings accounts and are not insured by the FDIC or any other governmental agency. The terms of the debentures are set forth either in the Indenture or, if referred to in the Indenture, the Trust Indenture Act of 1939, as amended. We recommend that prospective purchasers of the debentures read the Indenture and the Trust Indenture Act for a more complete description of the debentures.

        The debentures are general unsecured obligations of ours, $15,000,000 in aggregate principal amount. The debentures are not secured by our assets or otherwise, and do not have the benefit of a sinking fund for the retirement of principal. The debentures have subordinate payment rights and liquidation rights to all of our present and future senior indebtedness, which may include our obligations to the Bank. The debentures have superior payment rights to $2,750,000 in our junior term debt issued to our directors in September 1999. However, the junior term debt may be called and retired by us before the debentures are redeemed. The $10 million balance on our loan from SunTrust Bank, as well as the $28.75 million in aggregate principal amount of junior subordinated debentures that we issued in July 1997, have superior payment and liquidation rights to the debentures, but the debentures rank on a par with all of our other subordinated indebtedness, if any. We or any of our subsidiaries, including the Bank, may incur additional debt constituting senior indebtedness (as defined in the Indenture, to include all obligations for borrowed money, capitalized lease obligations, goods, property, services and guaranteed indebtedness, and indebtedness incurred in any acquisition transaction and other indebtedness) or indebtedness that ranks on a par with the debentures. The

Indenture does not limit the total indebtedness that either we or any of our subsidiaries may incur. The debentures are subordinate to all of our indebtedness that does not state that it is subordinate to or on par with the debentures. Our right to participate in any distribution of assets of any subsidiary, upon its liquidation or reorganization or otherwise (and thus the ability of holders of the debentures to benefit indirectly from any such distribution) is subject to the prior claims of creditors of that subsidiary, including depositors of the Bank.

PRINCIPAL, MATURITY AND INTEREST

         The debentures mature on October 1, 2014, unless redeemed earlier at our option. The debentures bear interest at 7% per annum commencing on September 23, 1999, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the debentures is payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2000, to the person in whose name the debenture is registered at the close of business on the preceding March 15 or September 15, as the case may be. Interest on the debentures is computed on the basis of a 360-day year, or twelve 30-day months.

         U.S. Bank Trust National Association, the trustee under the Indenture, also serves as debenture registrar and paying agent for the debentures. Principal and interest are payable by check mailed by the Trustee to the person entitled to payment on the interest payment date.

         The debentures are denominated in U.S. dollars, and payments of principal, interest and any premiums on the debentures are payable in U.S. dollars. The debentures were issued only in registered form, without coupons, in denominations of $5,000 and integral multiples thereof, with a minimum subscription of $50,000. The debentures may be transferred or exchanged by presenting them either endorsed or accompanied by a written instrument of transfer to the debenture registrar. If money for the payment of principal, interest or any premiums remains unclaimed for two years after the debentures are redeemed, it will be returned to us at our request. Thereafter, the holder may only look to us for payment.

         Our primary source of funds for the payment of principal and interest on the debentures is dividends from the Bank. From time to time while the debentures are outstanding, the Bank may be subject to regulatory or contractual constraints that restrict its ability to pay dividends to us.

REDEMPTION OR REPURCHASE OF DEBENTURES

         The debentures are redeemable, in whole or in part, essentially under two different situations, both of which would be at our option. In either case, we would be required to give at least 30 days' but not more than 60 days' notice prior to the redemption date. Also, amounts required to be paid on redemption would include accrued interest to the redemption date. We have no mandatory redemption obligations with respect to the debentures.

         First, the debentures are redeemable at any time after October 1, 2004, at the following redemption prices (expressed as percentages of principal amount), when redeemed during the twelve-month periods indicated below:

         October 1 through September 30

             2004                      2005...............................      106%
             2005                      2006...............................      105%
             2006                      2007...............................      104%
             2007                      2008...............................      103%
             2008                      2009...............................      102%
             2009                      2010...............................      101%
             2010 and thereafter .........................................      100%

         Second, the debentures may also be redeemed at par at any time after the "closing price" of our common stock equals or exceeds 130% of the price at which the debentures can be converted (e.g., currently 130% of $18.00, or $23.40) for at least 20 consecutive trading days. The "closing price" will be the closing bid price per share of our common stock on the Nasdaq National Market. If our common stock is traded on a national securities exchange, the closing price will be the closing price for the common stock on that exchange or the highest bid quotation on an automated quotation system. If the common stock is not then listed on the Nasdaq National Market or on an exchange or included on an automated quotation system, the closing price will be as reported by the National Quotation Bureau, Inc. or similar reporting service.

         If we elect to redeem less than all of the debentures, the Trustee will select the debentures to be redeemed either on a pro rata basis among all holders or in accordance with a method the Trustee considers to be fair and appropriate, such as by lot. In the event of partial redemption by lot, the Trustee must select the particular debentures to be redeemed not less than 30 nor more than 60 days before the redemption date. Portions of debentures selected for partial redemption must be in amounts of $5,000 or whole multiples of $5,000.

         We may, at any time, repurchase debentures at any price in private transactions or the open market, if any. Debentures that we purchase will be sent to the Trustee for cancellation.

CONVERTIBILITY

         Holders have the right, at their option, to convert each $1,000 principal amount of authorized $5,000 denominations of debentures into 55.55556 shares of common stock. This conversion ratio translates into a conversion price of $18.00 per share, which is subject to adjustment as described below. The debentures can be converted into common stock at any time prior to maturity, unless previously redeemed. If a debenture has been called for redemption, it may still be converted until the close of business on the third business day before the redemption date. If it has not been called for redemption, a debenture converted into common stock will not be entitled to any accrued interest payment. Conversely, a debenture converted following a call for redemption will be entitled to accrued interest payments. Accordingly, if a debenture not called for redemption is converted by a holder between the record date and the payment date for an interest payment, when the holder presents the debenture for conversion, it must pay an amount equal to the interest that it will receive (as holder of record on the record date) on the interest payment date.

         We will not issue fractional shares when a debenture is converted into common stock. Where a holder would otherwise be entitled to a fractional share, we will make a cash payment for the fractional share based upon the market price of the common stock.

ANTI-DILUTION PROVISIONS

         The conversion price of the debentures will be adjusted if one of the following events occurs: (i) a dividend in shares of common stock or shares of some class of our capital stock other than common stock is paid to holders of the common stock; (ii) outstanding shares of common stock are subdivided, combined or reclassified; (iii) all holders of the common stock receive distributions of indebtedness or assets (excluding cash dividends or cash distributions payable out of retained earnings, or stock dividends) or subscription rights or warrants; or (iv) rights or warrants entitling anyone to subscribe for or to purchase common stock or securities or instruments convertible into common stock are issued, in each case at less than current market price for the common stock. We will not be required to make any adjustments in the conversion price of less than one percent of the conversion price. However, where we do not make an adjustment, this will be taken into account in the computation of any subsequent adjustment.

         In case of any reclassification or change of outstanding common stock (with certain exceptions), or in case of our consolidation or merger with or into another entity (with certain exceptions), or in case of any transfer or conveyance of substantially all of our property, then the successor entity will be required to give each holder the right to convert its debentures into the kind and amount of securities or property that could have been received if the holder had converted its debentures into common stock immediately prior to such reclassification, change, consolidation, merger, transfer or conveyance.

SUBORDINATION

         The principal, interest, and any premium on the debentures is subordinated and junior in right of payment to the prior payment of principal in full of all of our senior indebtedness. Except as noted below with respect to the junior term debt, the debentures will rank on a par with any subordinated indebtedness that we subsequently issue. "Senior indebtedness" includes all of our indebtedness, including obligations to general creditors, except any particular indebtedness that expressly provides that it will be subordinate or will rank equal in right of payment to the debentures. As of September 30, 1999, $28,750,000 of our junior subordinated debentures and the remaining $10,000,000 balance of our borrowings from SunTrust Bank were included within the term "senior indebtedness." An estimated $2,750,000 of junior term debt to our directors is subordinate to the debentures. However, we may call and retire the junior term debt prior to redemption of the debentures.

         The Indenture does not limit the amount of our senior indebtedness or other indebtedness, secured or unsecured, that we or any of our subsidiaries may incur. If payments on any senior indebtedness have been accelerated, we will be prohibited from making any payment of principal, interest, or any premium on the debentures until payments of the senior indebtedness are made or provided for or the interest or principal default that caused the acceleration is waived or cured. Upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization, payment of principal, interest, or any premiums on the debentures will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all senior indebtedness. In such an event, certain of our general creditors may recover more, ratably, than the holders of the debentures.

COVENANTS

         As described below, the Indenture limits our ability to consolidate or merge with, or sell all or substantially all of our assets to, another entity and to pay dividends and make other capital distributions to our stockholders. In addition, the Indenture contains certain customary covenants found in indentures under the Trust Indenture Act, including covenants with respect to the payment of principal and interest, maintenance of an office or agency for administering the debentures, holding of funds for payments on the debentures in trust, our payment of taxes and other claims, our maintenance of our properties and our corporate existence, and delivery of annual certifications to the Trustee.

         CONSOLIDATION, MERGER OR SALE OF ASSETS

         The Indenture provides that we may not merge or consolidate with, or sell all or substantially all of our assets to, any entity unless we are the surviving or successor entity and, immediately thereafter, we are not in default under the Indenture. If we are not the surviving or successor entity, the successor entity must expressly assume our obligations under the Indenture and, immediately after such transaction, it must not be in default under the Indenture. Any successor entity also must assume by supplemental indenture all of our obligations under the debentures and the Indenture, and the entity will succeed to, and may exercise, all of our rights and powers under the Indenture.

         RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS

         The Indenture provides that we cannot declare or pay dividends on, or purchase, redeem or acquire for value any of our capital stock, return any capital to holders of capital stock, or make any distribution of assets to holders of capital stock, unless after the date of any such purchase, redemption, payment or distribution, we will retain cash, cash equivalents or marketable securities in an amount sufficient to cover the two consecutive semi-annual interest payments that will be due and payable on the debentures following such date.

         The Indenture does not restrict our sale of additional shares of capital stock or other debt securities. Further, the Bank is not restricted by the Indenture from issuing any of its shares of capital stock or debt securities. The Indenture, however, does restrict our ability to pledge shares of the capital stock of the Bank. At the present time, we have pledged 33.4% of the Bank's outstanding common stock as security for a loan from SunTrust Bank. The Indenture provides that the percentage of outstanding common stock of the Bank (or other securities of the Bank convertible into common stock) pledged to SunTrust may not be increased, that no other common stock (or such other securities) of the Bank may be pledged while the SunTrust indebtedness is outstanding, and that after the securities of the Bank presently pledged to

SunTrust are released, we may not pledge more than 20% of the outstanding common stock of the Bank (or such other securities).

DEFAULTS AND REMEDIES

         A default, as defined in the Indenture, includes:

         - our failure to pay principal of or any premium on the debentures at maturity or upon redemption (whether or not such payment is prohibited by the subordination provisions);

         - our failure to pay interest on any of the debentures within 30 days of any interest payment date (whether or not such payment is prohibited by the subordination provisions);

         - a failure to comply with any of our other agreements or covenants in the Indenture within a 60-day period after the notice specified below; and

         -        certain events of bankruptcy.

         A failure under the third item listed above is not a default until the Trustee notifies us in writing, or the holders of at least 25% in principal amount of the debentures then outstanding notify us and the Trustee in writing, of the default, and we do not cure the default within 60 days after we receive the notice. The notice must specify the default, demand that it be remedied and state that it is a "Notice of Default." The notice must be given by the Trustee if the holders of at least 25% in principal amount of the debentures then outstanding so request. Any notice required to be delivered by the Trustee to us must be given promptly after the Trustee becomes aware of the default or the holders request it to deliver the notice.

         The Indenture generally provides that the Trustee will, within 90 days after the occurrence of any default known to it, mail to the holders notice of the default. However, except in the case of default in the payment of principal of or interest on any of the debentures, the Trustee will not be required to deliver a notice if it in good faith determines that the withholding of the notice is in the interest of the holders.

         The Indenture only permits acceleration of payment of principal of the debentures upon a default resulting from certain events of bankruptcy, liquidation or reorganization. If a default resulting from certain events of bankruptcy has occurred and is continuing, the Trustee or the holders of not less than 30% in aggregate principal amount of the debentures then outstanding may declare the debentures to be immediately due and payable by giving notice in writing to us (and to the Trustee if the holders give notice). An acceleration and its consequences may be rescinded and past defaults waived by holders of a majority in principal amount of the debentures then outstanding as set forth in the Indenture. If other defaults under the Indenture, including any resulting from our failure to pay principal or interest on the debentures, have occurred and are continuing, the Trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders by initiating whatever judicial proceedings it deems most effectual under the circumstances.

         No holder may pursue any remedy under the Indenture unless it (i) has previously given to the Trustee and us written notice of a continuing default, and (ii) the holders of at least 30% in principal amount of the debentures then outstanding have requested in writing that the Trustee pursue the remedy. If the holders offer the Trustee indemnity satisfactory to it against any loss, liability or expense that might be incurred, and the Trustee has failed to act within 60 days after its receipt of the notice, the holders will then be able to proceed on their own.

         The Indenture requires us to file periodic reports no less than annually with the Trustee as to the absence of defaults.

SATISFACTION, DISCHARGE AND DEFEASANCE

         The Indenture provides that we will, at our option, either:

(a) be deemed to have paid and discharged the entire indebtedness represented by the debentures (except for the obligation to pay the principal, interest and any premium on the debentures and certain obligations to register the transfer or exchange of the debentures, to replace temporary or mutilated, destroyed, lost or stolen debentures, to maintain an office or agency in respect to the debentures and to hold moneys for payment in trust) ("legal defeasance"); or

(b) cease to be under any obligation to comply with certain terms, provisions or conditions of the Indenture (those terms, provisions or conditions described in the Indenture under "Consolidation, Merger or Sale") or the terms, provisions or conditions of the debentures ("covenant defeasance"), in either case, on the 91st day after:

         (i) we have paid or caused to be paid all other sums payable with respect to the outstanding debentures and we have delivered to the Trustee a certificate from an authorized officer and an opinion of legal counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the entire indebtedness on all of the outstanding debentures have been complied with;

         (ii) we have deposited or caused to be deposited irrevocably with the Trustee as a trust fund specifically pledged as security for the benefit of the holders of the debentures, (x) dollars in an amount, or (y) U.S. government obligations (which through the payment of interest and principal thereon in accordance with their terms will provide, not later than the due date of any payment of principal, interest, and any premium on the outstanding debentures) in an amount, or (z) a combination of (x) and (y), sufficient to pay and discharge each installment of principal of, and interest and any premium on, the outstanding debentures on the dates such installments are due; and

         (iii) no default has occurred and is continuing on the date of such deposit.

Among the conditions of our exercising any such option, we are required to deliver to the Trustee an opinion of independent counsel of recognized standing to the effect that the deposit and related defeasance would not cause the holders of the debentures to recognize income, gain or loss for federal income tax purposes and that the holders will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred.

MODIFICATION OF THE INDENTURE

         Most of the terms of the Indenture and the debentures may be modified with the consent of the holders of at least two thirds of the principal amount of debentures then outstanding. However, each holder must agree to: (i) an extension of maturity of the debentures; (ii) a reduction in principal amount of or the rate of interest on the debentures; (iii) an increase in the conversion price of the debentures; (iv) a reduction in any premium payable upon redemption; or (v) a reduction in the holder approval percentages required for modification.

         We will not be required to comply with any covenant or condition set forth in the Indenture if, before the time for such compliance, the holders of at least two thirds of the principal amount of debentures then outstanding either waive compliance in such instance or generally waive compliance with the covenant or condition. No such waiver, however, may extend to or affect such covenant or condition except to the extent so expressly waived. Also, until the waiver has become effective, our obligation and the duties of the Trustee under any such covenant will remain in full force and effect. No supplemental indenture may affect the seniority rights of the holders of senior indebtedness without the consent of those holders.

         The Indenture provides that the Trustee and we may, without the consent of any holders of debentures, enter into supplemental indentures for purposes, among other things, of: (a) evidencing the fact that another entity has succeeded to our rights and assumed our obligations and covenants; (b) making any change that does not adversely affect the rights of any holders; or (c) curing any ambiguity, defect or inconsistency. In no event may any modification to the Indenture made by the Trustee and us adversely affect the interest of the holders of the debentures in any material respect.

REGARDING THE TRUSTEE

         We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of our businesses.

TRANSFER AND EXCHANGE OF THE DEBENTURES

         Under the Indenture, the Trustee as debenture registrar is responsible for registering ownership and transfers of ownership of the debentures in a register to be kept at its corporate trust office in Ft. Lauderdale, Florida.

         Before the debentures are subject to an effective registration statement, they will bear legends restricting transfers of ownership unless either registered under the Securities Act of 1933, as amended (the "Act"), or the Trustee and we receive an opinion of counsel that such registration is not necessary. During this time, transfer of ownership of a debenture cannot be reflected in the debenture register unless a holder first presents to us for surrender such debenture endorsed by the holder or accompanied by an executed written instrument of transfer, together with appropriate documentation, such as a legal opinion, that we determine satisfactory to establish such compliance with the above legend restrictions.

         A debenture holder may exchange its debentures for other debentures of any authorized denominations having the same aggregate principal amount as those exchanged. All debentures issued after their transfer or exchange have been registered will evidence the same debt and be entitled to the same benefits as those debentures that were surrendered. We are not required to register the transfer of or exchange (i) any debentures for any period beginning 15 business days before debentures are selected for redemption and ending on the date of selection or (ii) any debentures selected for redemption in whole or in part. We will not assess a service charge for the registration of any transfer or exchange of debentures. However, we may require a payment from the holder sufficient to cover any tax or other governmental charge that may be imposed in connection with the registration.

REGISTRATION OF THE DEBENTURES

         The Indenture requires us, at our expense, to file a registration statement on the appropriate form with the SEC covering the registration of the debentures and the Conversion Shares on the earlier of the first filing of a registration statement by us for any other purpose or December 31, 2000. In addition, we must register the debentures and the Conversion Shares prior to a call for redemption. Our agreement to register the Selling Stockholders' shares of common stock triggers our obligation to register the debentures and the Conversion Shares under the Indenture.

         Each Selling Debentureholder is deemed to have agreed by subscription for, or by acceptance of, a debenture or the Conversion Shares, to provide us with all information regarding the holder that we may reasonably request to include the holder's securities in a registration statement covering the debentures. After such filing, we are required to take all reasonable steps necessary to promptly cause the registration statement to be declared effective.

         Following the effectiveness of this registration of the debentures and the Conversion Shares, we are required to use our best efforts to keep the registration statement continuously effective and current until September 22, 2000. We will contemporaneously take at our expense those steps necessary to assist holders in their compliance with registration or qualification requirements of state securities laws that may be applicable to re-sales of the debentures and the Conversion Shares in jurisdictions where the debentures were originally offered and sold by us.

                              SELLING SHAREHOLDERS

         The debentures and common stock to which this prospectus relates are being offered by two different groups of holders, the Selling Debentureholders and the Selling Stockholders. As previously noted, on September 23, 1999, we issued $15,000,000 of the debentures to the Selling Debentureholders in a private placement offering. The debentures are convertible into shares of our common stock at a conversion price of $18.00 per share, or 55.5556 shares for each $1,000 principal amount of the debentures, with the entire $15,000,000 of debentures being convertible into 833,334 shares of common stock. We are required under the terms of the Indenture to register the debentures and the Conversion Shares with the SEC upon the earlier of our filing a registration statement with the SEC for any purpose or December 31, 2000. The Indenture also requires us to use our best efforts to maintain the effectiveness of the registration statement under September 22, 2000.

         Prior to the first use of this prospectus for making offers and sales of the debentures or the Conversion Shares, we will file an amendment to this prospectus to set forth the name, amount of debentures purchased, number of shares of common stock into which the debentures are convertible and number of shares beneficially owned for each Selling Debentureholder that is entitled to use this prospectus for effecting sales of its debentures and/or Conversion Shares.

         The second group, the Selling Stockholders, consists of William R. Hough & Co. and Ryan, Beck & Co., two NASD-member investment banking firms located in St. Petersburg, Florida and Livingston, New Jersey, respectively. William R. Hough & Co. acquired 85,798 and Ryan, Beck & Co. acquired 123,050 shares of common stock in May 1998, when we completed a public offering of 2,642,150 shares of common stock. The Selling Stockholders were the two co-managing underwriters in the public offering. In order to enable the Selling Stockholders to publicly sell their shares of common stock, we have agreed to register their shares with the SEC. Our agreement to register the Selling Stockholders' shares triggers our obligation under the Indenture to register the debentures and the Conversion Shares.

         Given that we are obligated under the Indenture to use our best efforts to maintain the effectiveness of the registration statement until September 22, 2000 for the Selling Debentureholders, the Selling Stockholders will also have the ability to publicly sell their shares of common stock until that date.

         One of the Selling Stockholders, William R. Hough & Co., is affiliated with us. William R. Hough, who is our Chairman of the Board and beneficially owns 4,050,089 shares of common stock (35.1% of the aggregate number of shares outstanding), is also President and the controlling shareholder of William R. Hough & Co. In the normal course of our business, we solicit competitive bids from approved broker/dealers, including William R. Hough & Co., for sales of mortgage-backed securities. During 1998 and 1997, we placed $547.2 million and $115.4 million, respectively, of sales of these types of securities through William R. Hough & Co. Additionally, under an agreement entered into in August 1995, we periodically lend money to William R. Hough & Co. through the use of repurchase agreements in which we agree to purchase securities from the securities firm with subsequent agreements to repurchase at a rate based on the prevailing federal funds rate and 1/8 of 1%.

         As noted above, William R. Hough & Co. acted as one of the two co-managing underwriters for our May 1998 public offering of common stock, receiving $1.5 million in underwriting fees from us. In addition, in June 1998, William R. Hough & Co. acted as one of the placement agents in connection with a private placement offering of approximately $240 million in securities backed by High LTV loans and received substantial placement agent fees in the transaction.

         William R. Hough & Co. in July 1997 also acted, together with Ryan, Beck & Co., as one of the two co-managing underwriters for the public offering by us and an affiliated business trust, RBI Capital Trust, of 2,500,000 shares of the trust's 9.10% Cumulative Trust Preferred Securities. In that capacity, Hough & Co. earned underwriting fees paid by us of $539,100. In December 1997, Hough & Co. also participated as co-placement agent in a private placement by us of securities representing interests in $60 million of HIGH LTV loans. The securities firm received $450,000 in fees for its placement agent services.

         Since July 1996, William R. Hough & Co. has been offering for sale insurance and mutual fund products, as well as investment advisory services, on the premises of the Bank. Under the original agreement between William R. Hough & Co. and us, we were paid a monthly fee of $300 for each banking office utilized by William R. Hough & Co., plus of 15% of the gross commissions earned by the securities firm from its sales of non-insurance products. In 1997, we entered into a new agreement with William R. Hough & Co. under which we are paid 50% of the net profits earned by Hough & Co. from sales of investment products on the Bank's premises.

         We have also had significant prior dealings with the other Selling Stockholder, Ryan, Beck & Co. As co-managing underwriter for our May 1998 public offering of common stock, Ryan, Beck received $1,246,436 in underwriting fees. In 1997, the securities firm also received $388,801 in underwriting and other fees for RBI Capital Trust's and our July 1997 public offering of the 9.10% Cumulative Trust Preferred Securities, as well as other investment banking services.

         The following table sets forth certain other information with respect to the Selling Stockholders and the number of shares of common stock that may be sold by them pursuant to this registration statement. Each Selling Stockholder has sole voting and investment power with respect to the shares of common stock that its owns.

                                 Ownership of the Selling          Ownership of the Selling
                                Stockholders' Common Stock        Stockholders' Common Stock
                                    Before the Offering              After the Offering

Name                           Number                           Number of            Number of
                               of Shares           Percent(1)   Shares               Shares (2)
                                                                Being Offered
William R. Hough & Co.          85,798(3)             .81%       85,798(3)             -0-(3)
Ryan, Beck & Co.               123,050(4)            1.19%      123,050(4)             -0-(4)

(1) On October 31, 1999, there were 10,533,919 shares of our common stock outstanding.
(2)      Assumes that all shares being registered are sold.
(3) Does not include the 4,050,089 shares of common stock beneficially owned on October 31, 1999 by William R. Hough, the President of William
         R. Hough who is also our Chairman of the Board, or the 257,382 shares of common stock owned by Mr. Hough's adult children, as to which Mr. Hough disclaims any beneficial interest.
(4) Without consideration of any common stock that Ryan, Beck may own from time to time in the ordinary course of conducting its broker-dealer operations.


                              PLAN OF DISTRIBUTION

         From time to time, the debentures and/or the Conversion Shares held by the Selling Debentureholders and covered by this prospectus may be offered for sale by the Selling Debentureholders, or by their respective pledgees, donees, transferees or other successors in interests from time to time. In the Indenture, we agreed to file with the SEC a registration statement under the Act covering both the debentures and the Conversion Shares on the earlier of the first filing of a registration statement by us for any other purpose or December 31, 2000. We further agreed to use our best efforts to keep the registration continuously effective and current until September 22, 2000 with respect to the debentures and the Conversion Shares. The purpose of such registration is to provide the Selling Debentureholders with a public market for the debentures and for the Conversion Shares should they exercise their conversion rights under their debentures. Under the terms of the Indenture, we have agreed to pay all expenses incurred in connection with the registration of the debentures and the Conversion Shares, except we will not pay any selling commissions or underwriting discounts relating to the sale of the shares.

         The shares of common stock held by the Selling Shareholders and covered by this prospectus may be offered for sale by the Selling Shareholders, or by their respective pledgees, donees, transferees or other successors in interests from time to time. As in the case of the debentures and the Conversion Shares, we will pay all expenses incurred in connection with the registration of the shares of our common stock being sold by the Selling Stockholders, except we will not pay any selling commissions or underwriting discounts relating to the sale of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in any transactions involving the Selling Stockholders' shares of common stock against certain liabilities, including liabilities arising under the Act. We will also indemnify the Selling Stockholders and the Selling Debentureholders against any liability arising out of any untrue or alleged untrue statement of a material fact or any omission or alleged omission to include a material fact in this prospectus, in our registration statement filed with the SEC or in any other regulatory filing made by us in connection with this offering, unless such untrue statement or omission was made in reliance on written information that we have received from the Selling Shareholders.

         The Selling Shareholders or their pledgees, donees, transferees or other successors (the "Transferors") will receive all of the proceeds from the sale of the Securities sold under this prospectus. The Transferors may from time to time and in their individual discretion sell the Securities offered under this prospectus, at prices and upon terms then prevailing or at prices related to the then-current market price. These sales may be made:

         - in transactions (which may include block sales) on the Nasdaq National Market or any other national securities exchange or automated interdealer quotation system on which shares of the common stock are then listed;

         -        in negotiated transactions; or

         - through a combination of the methods of sale described above, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

         The Transferors may sell the debentures, the Conversion Shares and the common stock offered under this prospectus directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following means:

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - purchases by a broker or dealer as principal and resale by that broker or dealer for its account under this prospectus;

         - a block trade in which the broker or dealer so engaged will attempt to sell the debentures or common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the common stock is then listed; and

         -        the writing of options on the shares.

In effecting sales, broker-dealers engaged by the Transferors may arrange for other broker-dealers to participate in resales.

         In connection with the distribution of the Selling Shareholders' shares of common stock, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Selling Shareholders' shares of common stock registered hereunder in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may have previously sold other shares of common stock short and, in such event, could deliver their shares of common stock registered hereunder to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this registration. The Selling Shareholders may also loan or pledge their shares of common stock registered hereunder to a broker-dealer, and the broker-dealer may sell the shares of common stock so loaned or upon default the broker-dealer may effect sales of the pledged shares pursuant to this registration. The Selling Shareholders may also pledge their shares of common stock registered hereunder to a lender other than a broker-dealer, and upon default such lender may sell the shares of common stock so pledged pursuant to this registration.

         Any underwriters, agents or broker-dealers involved in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from Transferors and/or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law, at the time a particular offer of shares is made, the terms and conditions of that transaction will be set forth in a supplement to this prospectus.

         The Transferors and any underwriters, agents or broker-dealers who act in connection with the sale of the securities under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Act.

         This prospectus may be amended and supplemented from time to time to describe a more specific plan of distribution or other pertinent information. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 and Rule 145 or any other exemption from registration under the Act may be sold under such exemption rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Holland & Knight LLP, Washington, D.C.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Security holders may read and copy these reports, proxy statements and other information:

         - At the Public Reference Room of the SEC, Room 1024 - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

         - At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

         - From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

         Some locations may charge prescribed rates or modest fees for copies. For more information on the SEC public reference rooms, please call the SEC at 1-800-SEC-0330. You can also obtain information on the Bank, our principal subsidiary, from the FDIC's Internet site at http://www.fdic.gov and from the Bank's Internet site at http://www.republicbankfl.com.

         We have filed with the SEC a registration statement on Form S-3 under the Act with respect to the Securities offered under this prospectus. As permitted by the SEC, this prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Additional information may be obtained from the locations described above. Statements contained in the prospectus concerning the contents of any other document are not necessarily complete, and in each instance, we have filed copies of these documents with the SEC as an exhibit to the registration statement. You should refer to the applicable documents for all the details.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus as if fully included in this document. Further, later information that we file with the SEC after the date of this prospectus will automatically update and supercede the information contained in or referenced in this document. This prospectus is part of the registration statement that we filed with the SEC. Until September 22, 2000, the expiration of one year following the date on which we issued the debentures, we will use our best efforts to keep the registration statement effective by incorporating by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as amended:

         -        Current Report on Form 8-K, filed November 12, 1999;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999;

         -        Current Report on Form 8-K, filed October 4, 1999;

         -        Current Report on Form 8-K, filed July 8, 1999;

         -        Definitive proxy statement on Schedule 14A, filed April 13,
                  1999;

         - Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed March 30, 1999;

         -        Current Report on Form 8-K, filed February 1, 1999;

         -        Current Report on Form 8-K, filed January 7, 1999; and

         - The description of our common stock contained in our Registration Statement on Form S-2, filed April 14, 1998. (File No. 333-50087.)

         You may request a copy of these filings, at no cost, by writing to us at the following address: Republic Bancshares, Inc., Attention: Secretary, 111 Second Avenue, N.E., Suite 300, St. Petersburg, Florida 33701 or by telephoning us at (727) 823-7300. Exhibits to these filings will not be provided unless the exhibits requested are specifically incorporated by reference into the document that this prospectus incorporates by reference.

         No person is authorized to give you any information or to make any representation other than as contained in this prospectus or incorporated by reference in connection with this offering. You should not rely on any unauthorized information or representation. You should not assume that the information contained in this prospectus or any supplement is accurate as of any date other than the date that appears on the front of that specific document.

         This prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the Securities offered by this prospectus in any jurisdiction in which the sale of these Securities, or the offer or solicitation of an offer relating to these Securities is not permitted or legal.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee. We do not expect our expenses in connection with this offering to exceed $65,000.

                                                              Amount

                  SEC Registration                           $ 5,034
                  Legal Fees and Expenses                    $50,000
                  Accounting Fees and Expenses               $ 5,000

                  Total                                      $60,034

Item 15. Indemnification of Directors and Officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The Florida Business Corporation Act ("FBCA") grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The FBCA permits a Florida corporation, with the approval of its shareholders, to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its shareholders for monetary damages resulting from certain breaches of the directors' fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by shareholders of the corporation.

         The Company's Bylaws essentially provide that the Company will indemnify its officers, directors, employees and agents to the full extent permitted by the FBCA. Under the FBCA, other than in actions brought by or in the right of the Company, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of the Company, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to the Company, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection with the action.

         The Company's Bylaws also provide that a director of the Company will have no indemnification rights for liability for: (i) willful misconduct or a conscious disregard for the best interests of the Company or its stockholders;
(ii) acts or omissions constituting a violation of criminal law; (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

         Expenses, including attorneys' fees, incurred by a Company director or officer in defending a civil or criminal action, suit or proceeding must be paid by the Company in advance of the final disposition of the action upon receipt of an undertaking by the director or officer to repay such amounts if he is ultimately found not to be entitled to indemnification by the Company.

Item 16. List of Exhibits.

       NUMBER     DESCRIPTION OF EXHIBITS

         4 Indenture, dated as of September 17, 1999, between the Company and U.S. Trust Bank National Association, as Trustee

         5 Opinion of Holland & Knight LLP regarding the legality of the securities being offered hereby

         12       Statement regarding computation of earnings to fixed charges

         23.1     Consent of Arthur Andersen LLP

         23.2     Consent of Holland & Knight LLP (included in Opinion filed as
                  Exhibit 5)

         24 Power of Attorney (included on signature page of registration statement)

         25       Statement of eligibility of U.S. Trust Bank National
                  Association to act as Trustee

Item 17. Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or forwarded to the SEC by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 13th day of November, 1999.


                                          REPUBLIC BANCSHARES, INC.



                                          By: /s/ ALFRED T. MAY
                                              ----------------------------------
                                              Alfred T. May, Chief Executive
                                              Officer and President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred T. May and William R. Falzone or either one of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                           Title                                   Date
/s/ ALFRED T. MAY                   Chief Executive Officer, President      November 13, 1999
-------------------------------     and Director (Principal Executive
Alfred T. May                       Officer)


/s/ WILLIAM R. FALZONE              Treasurer (Principal Financial and      November 13, 1999
-------------------------------     Accounting Officer)
William R. Falzone


/s/ WILLIAM R. HOUGH                Chairman of the Board                   November 13, 1999
-------------------------------
William R. Hough


/s/ JOHN W. SAPANSKI                Director                                November 13, 1999
-------------------------------
John W. Sapanski


/s/ FRED HEMMER                     Director                                November 13, 1999
-------------------------------
Fred Hemmer


/s/ MARLA HOUGH                     Director                                November 13, 1999
-------------------------------
Marla Hough


/s/ WILLIAM J. MORRISON             Director                                November 13, 1999
-------------------------------
William J. Morrison

                                  EXHIBIT INDEX

       NUMBER     DESCRIPTION OF EXHIBITS


         4 Indenture, dated as of September 17, 1999, between the Company and U.S. Trust Bank National Association, as Trustee

         5 Opinion of Holland & Knight LLP regarding the legality of the securities being offered hereby

         12       Statement regarding computation of earnings to fixed charges

         23.1     Consent of Arthur Andersen LLP

         23.2     Consent of Holland & Knight LLP (included in Opinion filed as
                  Exhibit 5)

         24 Power of attorney (included on signature page of registration statement)

         25       Statement of eligibility of U.S. Trust Bank National
                  Association to act as Trustee